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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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THE ST. PAUL COMPANIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE ST. PAUL COMPANIES, INC.
385 Washington Street, St. Paul, MN 55102
Telephone (651) 310-7911

March 20, 2002

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of the Shareholders of your Company. The meeting will be held on Tuesday, May 7, 2002, at 2:00 P.M. (Central Daylight Time) at the office of the Company, 385 Washington Street, St. Paul, Minnesota. On the following pages you will find the Notice of Annual Meeting and the Proxy Statement. Please read them carefully.

This year, in addition to the election of directors and the ratification of auditors, you are being asked to act on a proposal to approve the Company's Senior Executive Performance Plan. All of the reasons supporting this year's proposals are set forth in the Proxy Statement.

Your Board of Directors urges you to vote FOR these proposals.

It is important that your shares be represented at the meeting, regardless of the size of your holding. Therefore, we urge you to PLEASE VOTE AS SOON AS POSSIBLE BY MAIL, PHONE OR INTERNET. Instructions on these three different ways to vote your proxy are found on the enclosed proxy form. You should vote your proxy now whether or not you plan to attend the meeting. The proxy may be withdrawn if you decide later to attend the meeting and vote in person.

                      Sincerely,

                      Jay S. Fishman
                      Chairman, Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of the Shareholders of The St. Paul Companies, Inc. will be held on Tuesday, May 7, 2002, at 2:00 P.M. (Central Daylight Time) at the principal office of the Company, 385 Washington Street, St. Paul, MN 55102, for the following purposes:

  1.
  To elect a Board of fifteen Directors (the "Director Proposal").

  2.
  To act on the proposal to ratify the selection of KPMG LLP as the independent auditors of the Company (the "Auditor Proposal").

  3.
  To act on the proposal to approve the Company's Senior Executive Performance Plan (the "Performance Plan Proposal").

  4.
  To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

All shareholders are invited to attend, although only those shareholders of record at the close of business on March 14, 2002, will be entitled to vote at the meeting. Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding the matters proposed to be acted upon at the meeting.

PLEASE VOTE AS SOON AS POSSIBLE BY MAIL, PHONE OR INTERNET. INSTRUCTIONS ON THESE THREE DIFFERENT WAYS TO VOTE YOUR PROXY ARE FOUND ON THE ENCLOSED PROXY FORM. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.

Bruce A. Backberg Corporate Secretary

March 20, 2002

PROXY STATEMENT

THE ST. PAUL COMPANIES, INC.
385 WASHINGTON STREET, ST. PAUL, MN 55102

This Proxy Statement and the accompanying form of proxy are first being mailed to the shareholders of The St. Paul Companies, Inc. (the "Company") on or about March 20, 2002. The Proxy Statement and form of proxy are being furnished to shareholders in connection with the solicitation, on behalf of the Board of Directors of the Company, of proxies for use at the Annual Shareholders' Meeting to be held May 7, 2002 (the "Annual Meeting"), at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Any proxy may be revoked at any time prior to the Annual Meeting by giving written notice to the Corporate Secretary of the Company, by a duly executed and presented proxy bearing a later date, or by voting in person at the meeting.

The cost of soliciting proxies will be paid by the Company. In addition to solicitations by mail, employees of the Company may solicit proxies personally or by telephone, facsimile or other means without additional compensation. Arrangements also will be made with banks, brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of stock held of record by such persons, and the Company will, upon request, reimburse them for their reasonable expenses in so doing. Morrow & Co., Inc., New York, NY, has been engaged by the Company to assist in the solicitation of proxies for an anticipated fee of approximately $12,000, plus out-of-pocket costs and expenses.

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting has been established as the close of business on March 14, 2002. At that time there were 207,987,546 shares of common stock and 763,124 shares of Series B convertible preferred stock outstanding. The holders of common stock and Series B convertible preferred stock vote as one class. Each share of common stock is entitled to one vote, and each share of Series B convertible preferred stock is entitled to eight votes.

Under Minnesota law and the Company's bylaws, the presence in person or by proxy of a majority of the aggregate voting power of the shares of common stock and Series B convertible preferred stock entitled to vote constitutes the quorum necessary for shareholders to take action at the Annual Meeting. Shares represented in person or by proxy at the Annual Meeting will be counted for quorum purposes regardless of whether the shareholder or proxy fails to vote on a particular proposal (an "abstention") or whether a broker with discretionary authority fails to exercise such authority with respect to a particular proposal (a "broker non-vote"). For purposes of determining whether a proposal has been approved, an abstention or non-vote (including a broker non-vote) with regard to a particular proposal will not be counted as a vote in favor of such proposal and, as a result, will have the effect of a vote against such proposal.

In order to elect a nominee for director as a director, a majority of the votes present at the Annual Meeting must be voted for the election of that director. Similarly, the Auditor Proposal and the Performance Plan Proposal each require a majority of the votes present for approval.

ELECTION OF DIRECTORS

Pursuant to the provisions of the Company's bylaws, the Board of Directors has set the number of directors at 15, effective May 7, 2002. The 15 directors to be elected at the Annual Meeting will hold office until the 2003 annual meeting of shareholders and until their successors are duly elected and qualified. Unless otherwise instructed, the persons named in the accompanying proxy form (the "proxy holders") intend to vote the proxies held by them for the election of the 15 nominees named in the "Nominees for Directors" table. The proxies cannot be voted for more than 15 candidates for director. However, if any of the 15 nominees has ceased being a candidate for election at the time of the meeting (a contingency which the Board of Directors does not expect to occur), such proxies may be voted in accordance with the best judgment of the proxy holders.

With the exception of Mr. Fishman, Mr. Graev, and Mr. MacColl, all of the nominees are currently directors of the Company and were elected at the

2001 annual meeting of shareholders. Mr. Fishman was elected a director, effective October 10, 2001, by the Board of Directors. Mr. Graev and Mr. MacColl are nominated for election for the first time at the May 7, 2002, meeting. Douglas W. Leatherdale (former Chairman, Chief Executive Officer and President of the Company), who served the Company as an executive officer for nearly thirty years and as a director since May 1981, has retired as an officer of the Company and is not standing for re-election to the Board. Mr. Leatherdale's many valuable contributions to the Company are deeply appreciated.

Nominees for Directors

Name	Age	Present Principal Occupation(a)	Director Since	Other Public Corporation Directorships
H. Furlong Baldwin(b)	70	Chairman, Mercantile Bankshares Corporation (general banking business and provider of mortgage banking and trust services)	5-5-98	W.R. Grace & Company; Mercantile Bankshares Corporation; National Association of Securities Dealers, Inc.(e); Nasdaq Stock Market, Inc.
Carolyn H. Byrd	53	Chairman and Chief Executive Officer, GlobalTech Financial LLC (financial services company)	5-1-01	GlobalTech Financial LLC(e); RARE Hospitality International; AFC Enterprises; Circuit City Stores, Inc.
John H. Dasburg	59	Chairman, Chief Executive Officer and President, Burger King Corporation	2-2-94	Northwest Airlines, Inc.; Genuity, Inc.
Janet M. Dolan	52	Chief Executive Officer and President, Tennant Company (manufacturer of nonresidential floor maintenance equipment and products)	5-1-01	Tennant Company; Donaldson Company, Inc.
Kenneth M. Duberstein(b)	57	Chairman and Chief Executive Officer, The Duberstein Group (strategic advisory and consulting firm)	5-5-98	The Boeing Company; Conoco; Classic Vacation Group; Fleming Company; Fannie Mae; National Association of Securities Dealers, Inc.(e); American Stock Exchange, Inc.
Jay S. Fishman	49	Chairman, Chief Executive Officer and President, The St. Paul Companies, Inc.	10-10-01	The John Nuveen Company
Lawrence G. Graev	57	Chief Executive Officer and President, The GlenRock Group, LLC (merchant banking firm); Of Counsel, King & Spalding (law firm)	—	BPC Holdings Corporation; Ab Initio Software Corporation(e)

Pierson M. Grieve(c)	74	Retired Chairman and Chief Executive Officer, Ecolab Inc. (developer/marketer of cleaning and sanitizing products, systems and services)	11-5-85	NRG Energy, Inc.; Mesaba Aviation
Thomas R. Hodgson	60	Retired President and Chief Operating Officer, Abbott Laboratories (global diversified health care company)	8-11-97	MACLEAN-FOGG Corporation(e)
David G. John	63	Non-Executive Chairman, Premier Oil PLC (oil and gas)	9-4-96	The BOC Group PLC; Premier Oil PLC; Balfour Beatty PLC
William H. Kling(d)	59	President, American Public Media Group; President, Minnesota Public Radio, Inc.; President, Greenspring Company (diversified media and catalog marketing); Vice Chair, Southern California Public Radio	11-7-89	Irwin Financial Corporation; Wenger Corporation(e)
John A. MacColl	53	Executive Vice President and General Counsel, The St. Paul Companies, Inc.	—	None
Bruce K. MacLaury	70	President Emeritus, The Brookings Institution (public policy research and education)	8-4-87	American Express Bank, Ltd.; National Steel Corporation
Glen D. Nelson, M.D.	64	Vice Chairman, Medtronic, Inc. (manufacturer of biomedical devices)	5-5-92	Medtronic, Inc.; Carlson Holdings, Inc.(e)
Gordon M. Sprenger	64	Retired Chief Executive Officer and President, Allina Health System (not-for-profit integrated health care system)	5-2-95	Medtronic, Inc.

(a)
Principal employment of nominees in the past five years. Mr. Baldwin retired as Chief Executive Officer and President of Mercantile Bankshares Corporation on March 1, 2001 after serving in those roles for 24 years. Prior to assuming her current responsibilities in 2000, Ms. Byrd served in a number of senior executive positions with The Coca-Cola Company from 1977 until September 2000. Effective March 31, 2001, Mr. Dasburg resigned from the offices of Chief Executive Officer and President of Northwest Airlines, Inc., after serving in those roles for 12 years. Prior to assuming her current duties as Chief Executive Officer and President of Tennant Company, Ms. Dolan served in a number of senior executive positions with Tennant Company since joining it in 1986. Prior to assuming his current responsibilities on October 11, 2001, Mr. Fishman was serving as Chairman, Chief Executive Officer and President of The Travelers Insurance Group and as Chief Operating Officer-Finance and Risk, of Citigroup Inc. He held various executive positions with Citigroup and its predecessor since 1989 and with Travelers since 1993. Mr. Graev assumed his current position with the GlenRock Group on December 1, 2000, and he has been Of Counsel to King & Spalding since June 2001. Prior to that, Mr. Graev was a partner of the O'Sullivan Graev & Karabell law firm from 1973 until June 2001. Mr. Hodgson retired from Abbott Laboratories at the end of December 1998. In addition to his current position, which he has held since March 1998, Sir David John served as Non-Executive Chairman of The BOC Group PLC from January 1996 until January 2002. Before assuming his current responsibilities, Mr. MacColl served in a number of executive offices of the Company and of USF&G Corporation ("USF&G") since 1990. Mr. Sprenger retired from Allina Health Systems in September 2001 after serving as its Chief Executive Officer and President since August 1994. All other nominees have been employed during the past five years as they presently are employed. None of the entities listed under "Other Public Corporation Directorships" is an affiliate of the Company, except The John Nuveen Company, which is 77% owned by the Company.

(b)
Mr. Baldwin and Mr. Duberstein formerly served as directors of USF&G, which merged with a subsidiary of The St. Paul Companies, Inc. in April of 1998. Mr. Baldwin joined the Board of Directors at USF&G on June 26, 1968. Mr. Duberstein joined the Board of Directors at USF&G on September 25, 1996.

(c)
Mr. Grieve is a partner of Palladium Equity Partners, LLC, a New York private investment firm.

(d)
Mr. Kling is a director of the New Perspective Fund, Inc., the New World Fund, the EuroPacific Growth Fund, and the SMALLCAP World Fund and a trustee of the New Economy Fund. The Capital Research and Management Company provides investment advisory services to these mutual funds.

(e)
A privately held corporation.

THE BOARD OF DIRECTORS RECOMMENDS TO ITS SHAREHOLDERS THAT THEY VOTE "FOR" EACH OF THE NOMINEES NAMED ABOVE.

Board of Directors Compensation

The value of the director compensation program and the importance and appropriateness of each of its components are reviewed annually by the board governance committee, which considers, among other things, the results of independent surveys and director compensation programs of peer companies. The objectives of the program are to establish and maintain a program designed to closely align the interests of directors with shareholders and to attract and retain highly qualified directors with total pay opportunity ranking at least in the second quartile of comparable companies. The board governance committee reports to the full Board of Directors, which considers and approves the program each year.

The Board of Directors has established a target for ownership of the Company's common stock for outside directors at a value of five times the directors' annual retainer (currently $22,500 per year). Each new director will be asked to meet or exceed that target within five years of election to the Board. The Board has also adopted a policy that the Company not hire a director or a director's firm to provide professional or financial services, except in exceptional circumstances with the consent of the board governance committee.

Under the Company's current director compensation program, outside directors are entitled to compensation comprised of a $22,500 annual retainer, a $1,000 meeting fee in respect of each board and committee meeting attended, annual stock options on 6,000 shares of Company common stock, and participation in the Directors' Charitable Award Program and in either the Directors' Retirement Plan or the Deferred Stock Plan for Non-Employee Directors (the "Deferred Stock Plan"). Also, outside directors who chair a committee receive an annual fee of $4,000. The components of the compensation program are described in the following paragraphs.

Annual Retainer, Meeting Fees and Committee Chair Fees.    Directors may elect to have all or any portion of their annual retainer, their meeting fees, and any committee chair fees paid in cash or deferred through the Directors' Deferred Compensation Plan and "invested" in a phantom Company common stock fund and/or nine phantom investment funds. Although no shares of the Company's common stock are purchased for or held in the phantom Company stock fund, any director who elects to have any of his or her fees directed into that fund will be deemed to have purchased shares on the date the fees would otherwise have been paid in cash. The value of that fund rises or falls as the price of Company common stock fluctuates in the market. Also, dividends on those phantom shares are "reinvested" in additional phantom shares. Cash distributions are made from the phantom Company stock fund and from the other investment funds on pre-designated dates, usually following termination of service as a director, at the closing price of the common stock and the investment funds on the date of distribution. Currently, ten outside directors have deferred at least a portion of their fees into the Directors' Deferred Compensation Plan, and seven of those directors have all or a portion of their plan interest "invested" in the phantom Company common stock fund.

Prior to 2001, outside directors could elect to direct their annual retainer into the Non-Employee Director Stock Retainer Plan. Such an election would entitle a director to be issued a number of shares of restricted stock equal in value to 110 percent of the portion of the annual retainer that was directed into the plan. If, within five years from the date restricted stock was issued to an eligible director under the plan, the director's service on the Board was terminated for any reason other than death, disability or retirement, such restricted stock would be forfeited. If the director's service on the Board was terminated because of death, disability or retirement, any restrictions on stock received under the plan would lapse. This plan was suspended effective February 5, 2001, but some of the previously awarded shares of restricted stock will likely remain subject to this plan through 2005.

Stock Options.    Under the Company's Amended and Restated 1994 Stock Incentive Plan ("Stock Incentive Plan"), annual non-qualified stock option grants covering 6,000 common shares are made at the first Board meeting of each November to each outside director. Such options are granted at the market price of the Company's common stock on the date of grant and become exercisable in 25% increments on the first four anniversaries of the date of grant. Under that plan, options terminate at the earliest of 10 years after the date of grant, immediately if directorship is terminated for cause, 90 days after any voluntary termination of service as a director other than by retirement (but the option in this case may be exercised only to the extent it was exercisable on the date of such termination), or any earlier time set by the personnel and compensation committee at the time of option grant. A director's retirement will not accelerate the termination of options granted after 1998. Options granted under the Stock Incentive Plan prior to 1999 will terminate three years after retirement or earlier under certain circumstances. Special provisions apply in the case of death of an optionee or in the case of a Change of Control, as defined below. If an option was not fully exercisable at the time of occurrence of a Change of Control, all portions of the option immediately would become exercisable in full.

"Change of Control" is defined in the Stock Incentive Plan to mean a change of control of the Company of a nature that would be required to be reported to the Securities and Exchange Commission on Form 8-K pursuant to the Securities Exchange Act of 1934 ("Exchange Act"), with such Change of Control to be deemed to have occurred when (a) any person, as defined in the Exchange Act, other than the Company or a Company subsidiary or one of their employee benefit plans, is or becomes the beneficial owner of 50 percent or more of the Company's common stock or (b) members of the Board of Directors on May 3, 1994 (the "Incumbent Board") cease to constitute a majority thereof (provided that persons subsequently becoming directors with the approval of directors comprising at least three-quarters of the Incumbent Board shall be considered as members of the Incumbent Board). All current directors are considered members of the Incumbent Board.

Director Tenure and Retirement Programs. A Board policy provides that each director with 15 or more years of service and each director who will be at least 70 years old on or before the date of the next shareholders' meeting shall tender his or her resignation to the chair of the board governance committee by November 20 of each year indicating his or her intent not to stand for re-election at the subsequent annual meeting of the shareholders. Additionally, upon a substantial change in principal employment, a director should tender his or her resignation. If, however, upon review, the board governance committee determines that there is a continuing need on the Board of Directors for the type of qualifications the resigning director provides, then such director may be asked to become a candidate for re-election. As part of this policy, the Company previously provided the

Directors' Retirement Plan for all outside directors. However, that Retirement Plan was suspended, effective February 5, 2001, and replaced on May 1, 2001 by the Deferred Stock Plan for all outside directors except Messrs. Baldwin and MacLaury. Mr. MacLaury elected to retain his Retirement Plan benefit, calculated as though he retired on February 5, 2001 in the same manner as described below for Mr. Baldwin. Mr. Baldwin elected to continue to participate in the Retirement Plan. The annual amount of the benefit for Mr. Baldwin under that Retirement Plan will be equal to his annual retainer when he ceases to be a director, plus a value assigned to his most recent November option grant. After his retirement from the Board, he will be paid that annual benefit multiplied by the number of years he served the Company as a director, up to a maximum of 15 years, either in quarterly installments over the number of quarters served or the discounted present value lump sum equivalent of those quarterly payments.

Deferred Stock Plan.    The Deferred Stock Plan is intended to further align the non-employee directors' interests with those of the shareholders of the Company. Under the Deferred Stock Plan, participating non-employee directors (all except Messrs. Baldwin and MacLaury) receive, in an account in the director's name, an annual credit of $25,000 which is deemed invested, on the business day immediately following the annual meeting of shareholders, in the Company's common stock based on the closing price of common stock on the date credited. Dividends on the accumulated shares are deemed reinvested in additional shares. The Deferred Stock Plan provides that upon a director's cessation of service for any reason, the accumulated shares in that director's account will be distributed in the form of shares of the Company's common stock, all at once or in installments, depending upon the participating director's election. All non-employee directors serving on February 5, 2001, other than Messrs. Baldwin and MacLaury, elected to cease participation in the Directors' Retirement Plan as of that date and transfer the value of their accrued benefits under that plan to the Deferred Stock Plan. All non-employee directors first elected on or after May 1, 2001 participate in the Deferred Stock Plan and not in the suspended Directors' Retirement Plan.

Directors' Charitable Award Program.    As part of the Company's policy of providing support for charitable institutions and in order to retain and attract qualified directors, the Board of Directors established the Directors' Charitable Award Program, which is funded by life insurance on the lives of the members of the Board of Directors. The Company intends to make charitable contributions of $1 million per director, paid out over a period of 10 years following the death of the director. Each director is able to recommend up to four charities to receive contributions from the Company. Directors become vested in this program in $200,000 annual increments starting with their first anniversary of election as a director. Directors are fully vested upon the earliest of the fifth anniversary of their election as a director, death, disability, or retirement at or after age 70. Beneficiary organizations designated under this program must be tax-exempt, and donations ultimately paid by the Company should be deductible against federal and other income taxes payable by the Company in accordance with the tax laws applicable at the time. Directors derive no financial benefit from the program, since all insurance proceeds and charitable deductions accrue solely to the Company.

Grantor Trust.    The Company has transferred funds to a grantor trust created for the purpose of implementing benefits under various non-qualified plans of deferred compensation, including the Directors' Deferred Compensation Plan and the Directors' Retirement Plan (the "Implemented Plans"). Following a Change of Control (generally defined in the same manner as in the Stock Incentive Plan described above), no portion of the trust assets may be returned to the Company or any subsidiary unless the trustee determines that such portion of the assets and future earnings on it never will be required to pay benefits and if a majority of the participants of the Implemented Plans consent to the return of the assets. Unlike assets held in the trusts created to implement benefits under the Company's tax-qualified plans, assets held in the grantor trust remain subject to the claims of the Company's creditors. If the Company becomes insolvent, the trustee will be required to cease payment of benefits under all Implemented Plans and dispose of trust assets pursuant to the direction of a court of competent jurisdiction.

Board Committees

There are five standing committees of the Board of Directors: the executive committee, the audit committee, the finance committee, the board governance committee and the personnel and compensation committee. Current members of the individual committees are named below, with the chairman of each committee named first:

Executive	Audit	Finance
J. S. Fishman P. M. Grieve W. H. Kling D. W. Leatherdale G. D. Nelson	D. G. John H. F. Baldwin C. H. Byrd J. H. Dasburg T. R. Hodgson B. K. MacLaury	W. H. Kling H. F. Baldwin C. H. Byrd J. S. Fishman T. R. Hodgson D. G. John D. W. Leatherdale B. K. MacLaury
Board Governance	Personnel and Compensation
P. M. Grieve J. M. Dolan K. M. Duberstein J. S. Fishman G. D. Nelson G. M. Sprenger	G. D. Nelson J. H. Dasburg J. M. Dolan K. M. Duberstein P. M. Grieve W. H. Kling G. M. Sprenger

Each committee reviews its charter annually. Summaries of the current charters are set forth below:

AUDIT COMMITTEE

The Board of Directors has adopted a written charter for the audit committee, which was included in the Company's 2001 Proxy Statement. The duties and responsibilities of the audit committee are contained in its charter and include the following:

  •
  Serve as an independent and objective party to assist the Board of Directors in its oversight of the Company's financial reporting principles and policies and internal audit controls and procedures;

  •
  Assist the Board of Directors in its selection (including re-nomination or replacement) of the Company's independent auditors;

  •
  Review and appraise the activities of the independent auditors;

  •
  Provide an evaluation of the independence of the independent auditors;

  •
  Review the fees charged by the independent auditors for audit and non-audit services; and

  •
  Review reports and other communications between management and the independent auditors with respect to the independent auditors' evaluation of the design or operation of internal controls.

EXECUTIVE COMMITTEE

The executive committee does not have a formal charter. The Board of Directors has granted to the executive committee the broad responsibility of having and exercising the authority of the Board of Directors in the management of the business of the Company in the interval between meetings of the Board.

FINANCE COMMITTEE

The finance committee assists the Board of Directors in exercising its oversight of the financial activities and condition of the Company through periodic reviews of financial policy, investment policy, capital structure and capital expenditures in view of current and long range strategic plans and forecasts and through a review of such other fiscal matters as may be appropriate. The duties and responsibilities of the finance committee are to review and monitor the following and make reports and recommendations to the Board of Directors concerning these matters:

  •
  Review management's recommendations concerning corporate financial policies relating to debt limits, dividend policy and capital structure (including such matters as the sale, repurchase or split of the Company's equity securities) in light of strategic plans and forecasts.

  •
  Annually review management's recommended investment policies for the Company and designated subsidiaries and monitor the investment performance thereof.

  •
  Review management's financial strategies for the Company.

  •
  Annually review the Company's Capital Plan and Capital Expenditures Plan as proposed by management.

  •
  Monitor the Company's management of financial and investment risks and exposures, including, but not limited to, its management of insurable risks.

PERSONNEL AND COMPENSATION COMMITTEE

The personnel and compensation committee assists the Board of Directors in carrying out its responsibilities with respect to (a) Chief Executive Officer ("CEO") compensation and performance, (b) compensation for the executive management group, (c) executive compensation programs, (d) employee benefit programs, (e) personnel policies, and (f) CEO succession and organizational planning. The duties and responsibilities of the personnel and compensation committee are to:

  •
  Review and approve the CEO's recommendations for the Company's executive compensation philosophy and all aspects of compensation for the executive management group.

  •
  Review the CEO's performance on a systematic and periodic basis and determine all aspects of compensation for the CEO.

  •
  Approve the design of all incentive compensation plans applying to the CEO and the executive management group and the performance standards, any performance adjustments, and all awards paid under those plans.

  •
  Administer all stock-based compensation plans and approve stock option, restricted stock, performance share, and similar stock-based grants.

  •
  Review succession plans for the CEO and other key executives in preparation for review by the Board of Directors.

  •
  Review major organizational changes with the CEO.

  •
  Oversee the administration of the Company's major compensation and benefit plans and review material changes to those plans.

  •
  Periodically review stock ownership levels for the CEO and other key executives.

  •
  Review and approve major changes in personnel policies.

BOARD GOVERNANCE COMMITTEE

The board governance committee provides counsel to the Board of Directors with respect to its organization, membership and function, committee structure, director compensation and corporate governance. The functions of the board governance committee are to:

  •
  Identify and recommend to the Board qualified persons for election and re-election as directors.

  •
  Periodically review the criteria for Board membership and the Board's composition and make appropriate recommendations for changes.

  •
  Review and make recommendations to the Board regarding the composition of Board committees.

  •
  Annually review the performance and functioning of the Board and the fulfillment of its responsibilities.

  •
  Annually review the director compensation program and recommend changes to the Board when appropriate.

  •
  Periodically review the director retirement and tenure policies and recommend appropriate changes to the Board.

  •
  Review corporate governance issues and shareholder proposals and make recommendations to the Board.

In addition, the chairperson of the board governance committee chairs all executive sessions of the Board of Directors and serves as the focal point for discussions among outside directors.

In its action appointing members of the foregoing committees, the Board of Directors has designated each director who is not a member of a particular committee as an alternate who may at any time, at the request of the chairman, serve as a member of the committee.

In determining which persons may be qualified as candidates for election to the Board of Directors, the board governance committee weighs the experience of each possible candidate, the present need on the Board of Directors for that type of experience and the willingness and availability of such person(s) to serve. It is the policy of the board governance committee to consider any qualified person as a possible candidate for Board of Directors membership, regardless of whether such person was recommended by a committee member or by some other source, provided that such person was nominated in accordance with the procedures set forth in the Company's bylaws.

The Company's bylaws provide that nominations, other than those made by or at the direction of the Board, shall be made by timely notice in writing to the corporate secretary. To be timely, a shareholder's notice shall be delivered or mailed to and received at the principal executive office of the Company not less than 60 days prior to the date of the meeting. However, in the event less than 70 days' notice or prior disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business of the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. Such shareholder's notice shall set forth (i) as to each person whom such shareholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (ii) as to the shareholder giving the notice (a) the name and address, as they appear on the Company's share register, of such shareholder and (b) the class and number of shares of the Company's common stock that are beneficially owned by such shareholder. At the request of the Board, any person nominated by the Board for election as a director shall furnish to the corporate secretary that information required to be set forth in a shareholder's notice of nomination which pertains to the nominee. Notices to the corporate secretary should be sent to Bruce A. Backberg, Corporate Secretary, The St. Paul Companies, Inc., 385 Washington Street, St. Paul, MN 55102.

Board and Committee Meetings

During 2001, the Board of Directors met on eight occasions. The personnel and compensation committee met twelve times, the board governance committee met five times, the audit committee and the finance committee each met four times, and the executive committee met three times.

Attendance at Meetings

Attendance at 2001 Board and committee meetings combined averaged 93 percent. Each director attended 75 percent or more of the combined total meetings of the Board and committees of the Board on which the director served.

AUDITOR PROPOSAL

The independent certified public accounting firm of KPMG LLP has been selected by the Board of Directors upon recommendation of its audit committee to act as the independent auditors for the Company and its subsidiaries for the current fiscal year. At the Annual Meeting, the shareholders will be asked to ratify the Board of Directors' selection. The shares represented by the accompanying proxy will be voted for the ratification of the selection of KPMG LLP unless otherwise specified by the shareholder. KPMG LLP, which has served as independent auditors of the Company and its subsidiaries since 1968, will have a representative present at the Annual Meeting. The representative will have an opportunity to make a statement at the meeting and will also be available to respond to appropriate questions of the shareholders.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company's annual financial statements for 2001, and fees billed for other services rendered by KPMG LLP in 2001.

Audit fees, excluding audit related fees	$4,843,295
Financial information systems design and implementation	$0
All other fees:
Audit related fees(1)	$57,402
Other non-audit related fees(2)	$1,589,451
Total all other fees	$1,646,853

(1)
Audit related fees consisted principally of consultation on accounting issues, review of regulatory filings and other attestation services.

(2)
Other non-audit related fees consisted principally of tax related services.

PERFORMANCE PLAN PROPOSAL

On February 5, 2002, the Board of Directors adopted The St. Paul Companies, Inc. Senior Executive Performance Plan (the "Performance Plan") and recommended that the Performance Plan be submitted to shareholders for approval at the Annual Meeting. The Performance Plan is intended to supersede and replace the Company's Annual Incentive Plan for Senior Executives that was approved by shareholders on May 4, 1999. The following summary of the Performance Plan is qualified in its entirety by reference to the complete text of the Performance Plan, which has been filed with the Securities and Exchange Commission as an exhibit to the Company's 2001 Report on Form 10-K.

Background

Section 162(m) of the Internal Revenue Code of 1986, as amended, (the "Code") limits the deductibility of certain compensation in excess of $1 million per year paid to "covered employees," defined as the Company's Chief Executive Officer and its other four most highly-compensated executive officers. The Performance Plan is intended to address the limitation on deductibility by providing for compensation that qualifies as "performance-based compensation," which is not subject to the limitation.

Compensation paid under the Performance Plan will not be subject to the deduction limit if:

  •
  it is payable on account of the attainment of the pre-established, objective performance goal set forth within the Performance Plan;

  •
  the personnel and compensation committee (the "Committee"), which is comprised solely of outside directors, approves the maximum individual awards on or near the beginning of each performance period;

  •
  the Performance Plan, which sets forth the material terms of the compensation and the performance goal, is disclosed to and approved by shareholders before payment; and

  •
  the Committee certifies that the performance goal has been satisfied before payment.

The Performance Plan

The Performance Plan will be administered by the Committee, which, for 2002, has determined to include as Performance Plan participating executives the Company's Chief Executive Officer and its four other most highly compensated executive officers during 2002, all of whom will be listed in the Summary Compensation Table in the Company's proxy statement for its 2003 annual shareholders' meeting. The Performance Plan establishes objective performance criteria based upon overall Company performance for determining the amount of bonus compensation payable to the executives, each of whom has wide ranging responsibilities implicating the Company's overall performance.

The Performance Plan includes the following features:

  •
  Incentive Pool: The creation of an incentive pool for any Performance Period in which the executives will be awarded compensation under the Performance Plan if the Company achieves at least an 8% Return on Equity for the applicable Performance Period.

  •
  Return on Equity: Return on Equity will be determined by dividing the After-Tax Operating Earnings for the Performance Period by Beginning Total Common Shareholders' Equity for the Performance Period.

  •
  Maximum Bonus Award: Prior to the beginning of each Performance Period (or at such later time as may be permitted by applicable provisions of the Code), the Committee will establish for each executive a maximum award, expressed as a percentage of the incentive pool for the Performance Period. The maximum percentage paid to any single executive will not exceed 50% of the incentive pool. The total of the maximum percentages for all executives shall not exceed 100% of the incentive pool.

  •
  Committee Discretion: The Committee has the right to award bonuses in amounts less than the maximum allocated percentages of the incentive pool.

"After-Tax Operating Earnings" shall mean, for each Performance Period, the Company's net income from continuing operations as reported in the Company's income statement for the Performance Period, adjusted to eliminate the after-tax effects of net realized investment gains or losses in the fixed maturities and real estate portfolios, extraordinary items, and the cumulative effect of accounting changes, each as defined by accounting principles generally accepted in the United States. This amount will be further adjusted to eliminate the after-tax impact of any restructuring charges (as reported in the footnotes to the Company's financial statements), losses from catastrophes (as designated by the Insurance Service Office's Property Claims Service Group, the Lloyd's Claim Office, Swiss Reinsurance Company's sigma report, or a comparable report or organization generally recognized by the insurance industry) in the Company's "core" businesses (as reported in press releases announcing its financial results), and underwriting results of the businesses that the Company does not treat as "core" businesses in those press releases.

"Beginning Total Common Shareholders' Equity" shall mean, for each Performance Period, the Company's total common shareholders' equity as reported in the Company's balance sheet for the beginning of the Performance Period, excluding net unrealized appreciation or depreciation of investments.

"Performance Period" is the Company's fiscal year or any other period designated by the Committee with respect to which an award may be granted. Performance Periods may not overlap.

The Return on Equity must be at least 8% in order for an incentive pool to be created for any Performance Period. If the Return on Equity is greater than 8%, the incentive pool will equal 1.5% of After-Tax Operating Earnings. If the Return on Equity is equal to or less than 8%, no incentive pool will be created.

The Company may pay awards in the form of cash, stock, restricted stock, options or other stock-based or stock-denominated awards or any other form or combination of consideration as the Committee may determine, in its discretion. Since the Committee may award less than the maximum percentage of the incentive pool, the exact amount of any future benefit that may be allocated to any one executive or group of executives under the Performance Plan is not presently determinable.

Over the last three years, the maximum size of the incentive pool under this plan would have ranged from $10 million to $20 million.

The Committee may, at any time, terminate or amend the Performance Plan, provided that any amendment that would require consent of the shareholders of the Company under the Code or the Exchange Act will not take effect without the consent of shareholders.

The Performance Plan is effective as of January 1, 2002, subject to receipt of shareholder approval.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE PERFORMANCE PLAN.

AUDIT COMMITTEE REPORT

The role of the audit committee is to assist the Board of Directors in its oversight of the Company's financial reporting process. All members of the committee are "independent," as required by applicable listing standards of the New York Stock Exchange. The committee operates pursuant to a charter which is reviewed annually by the committee. A brief listing of the primary responsibilities of the committee is included in this Proxy Statement under the discussion of "Board Committees". As set forth in the charter, management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements, the Company's accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

In the performance of its oversight function, the committee has considered and discussed the audited financial statements with management and the independent auditors. The committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and written confirmations from management with respect to information technology consulting services relating to financial information systems design and implementation and other non-audit services provided by the auditors, has considered whether the provision of information technology consulting services relating to financial information systems design and implementation and other non-audit services by the independent auditors to the Company is compatible with maintaining the auditors' independence and has discussed with the auditors the auditors' independence.

The members of the audit committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing. Members of the committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the audit committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee's considerations and discussions referred above do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company's auditors are in fact "independent."

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the committee referred to above and in the charter, the committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 to be filed with the Securities and Exchange Commission.

Submitted by the audit committee of the Company's Board of Directors:

David G. John (Chairman), H. Furlong Baldwin, Carolyn H. Byrd, John H. Dasburg, Thomas R. Hodgson and Bruce K. MacLaury.

March 15, 2002

EXECUTIVE COMPENSATION

PERSONNEL AND COMPENSATION
COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

This past year the Company has taken a fresh look at its compensation program. The goal of this review was to create a simpler, more cost effective compensation program, which, while aligned with market practice, produces greater differentiation and reward for performance.

Key to performance measurement, differentiation and reward are the development and implementation of individual profit and loss statements for all business segments and office locations. These profit and loss statements will be the basis for separately measuring the performance of each individual business segment and office location.

While the overall program philosophy and elements of compensation did not change, the design of those elements and how they are managed will change dramatically.

Program Philosophy

The guiding philosophies of the Company's executive compensation program are to:

  •
  Provide an industry-competitive compensation program, with an emphasis on incentive pay which links pay to performance, both long and short-term; and

  •
  Provide the opportunity to earn compensation above the competitive market when the Company's and individual's performance are exceptional.

The compensation of the Company's top executives is reviewed and approved by the personnel and compensation committee, (the "Committee"), which is comprised entirely of non-employee directors. The Committee has access to compensation consultants and survey information on executive compensation levels in the property-liability insurance industry.

Program Elements

There are three elements of the Company's executive compensation program:

  •
  Base salary compensation.

  •
  Annual incentive compensation.

  •
  Long-term incentive compensation.

Base salary compensation for senior executives, including those listed in the Summary Compensation Table, is targeted to be at the 50th percentile of companies in our industry. Key competitors in our industry include AIG, Chubb, CNA, Hartford and Travelers. Actual base salary levels generally range between the 40th and 60th percentiles based upon the potential impact the executive has on the Company, the skills and experiences the executive brings to the job, and the performance and potential of the executive in the job.

Under the Company's annual and long-term incentive compensation plans, compensation opportunities are set so that actual payouts are significantly related to the Company's performance.

Subject to shareholder approval of the Senior Executive Performance Plan, if the performance objective described in that plan is met, a separate incentive pool will be established to reward the Company's CEO and the four other most highly compensated executive officers, all of whom will be listed each year in the Summary Compensation Table of the proxy statement. If the Company's Return on Equity for a Performance Period is greater than 8%, the incentive pool available to the Committee will be equal to 1.5% of After-Tax Operating Earnings, as those terms are defined in the Performance Plan. The Committee may award less than the total amount of the pool.

REPORT ON EXECUTIVE COMPENSATION

Long-term incentive compensation consists of stock options and restricted stock.

  •
  The size of the pool of stock options available for grant each year is based on the financial performance of the Company, the Company's compensation practice, and responsible shareholder dilution, as determined by the Committee with the assistance of an independent compensation consultant. Currently, neither the number of options previously granted to nor the options currently held by a potential recipient is considered when grants are awarded. Stock options are granted at the fair market value on the date of grant, carry a ten-year maximum term, and generally vest in 25% increments on the first four anniversaries of the date of grant.

  •
  Restricted stock is used selectively to attract and retain key managers and executives. Generally, restrictions will not lapse until at least one year after the date of grant.

  •
  The Company's new capital accumulation program is designed to ensure that executives and senior managers acquire and hold Company common stock, thus strengthening the alignment of management and shareholder interests. Beginning with any annual incentives paid in 2003 for performance in 2002, executives will receive 25% of their annual incentive in the form of restricted stock, that will vest two years after the date of grant. Executives will continue to have stock ownership targets of 100-500% of salary depending on their level of responsibility.

  •
  Under the Company's recently terminated stock ownership program, participants who acquired at least 500 shares of stock in excess of their ownership target received a "tip" equal to 15% of the excess shares in the form of a one-year restricted stock grant. This program has been replaced by the new capital accumulation program.

$1 Million Compensation Limit on Deductibility

Section 162(m) of the Internal Revenue Code prohibits the Company from deducting executive compensation in excess of $1 million paid to its CEO or to any of the other four highest compensated executive officers named in the Summary Compensation Table, unless certain requirements are met. The Committee has determined that it will make reasonable efforts, consistent with sound executive compensation principles and the needs of the Company, to ensure that such payments are deductible by the Company.

CEO Compensation

The methods for determining Mr. Fishman's salary and opportunities under the Company's annual incentive plan are described in the "Program Elements" section of this report.

Mr. Fishman's annualized base salary is $1,000,000. A summary of Mr. Fishman's agreement is set forth on page 24 of this Proxy Statement.

On October 10, 2001, Mr. Fishman received a grant of 1,500,000 stock options with an exercise price of $45.67 per share as part of his recruitment and bonus package. He also was paid $2,500,000 and was granted 145,000 shares of restricted stock on that date to replace his unvested benefits from his previous employer.

Mr. Leatherdale's current annualized pay is $1,117,935, including $122,935, which is being deferred. During 2001, Mr. Leatherdale received a "tip" of 11,718 shares of restricted stock under the Company's former stock ownership program. In addition, in February and September of 2001, Mr. Leatherdale received $225,000 and $375,000, respectively, as final payouts under the Company's Key Executive Special Incentive Arrangement. The September 2001 payout was based on the sale of the Fidelity and Guaranty Life Insurance Company.

On February 6, 2001, Mr. Leatherdale received a grant of 227,835 stock options with an exercise price of $48.39. Pursuant to the terms of his agreement, which is summarized on pages 24 and 25 of this Proxy Statement, he also received a special grant of 250,000 stock options on October 6, 2001, with an exercise price of $44.35.

Other Named Executive Officer Compensation

In 2001, the other four named executive officers received salary increases ranging from $15,000 to $132,000. In February 2001, these named executive officers received annual incentive awards, which ranged from $147,420 to $300,000. They received stock option grants in 2001 ranging from 50,494 to 75,394 shares, which vest in 25% increments on the first four anniversaries of those grants. The criteria for payouts and grants under these plans include the following: the Company's financial results and individual responsibilities, performance and potential. In 2001, Messrs. Lamendola and Urness received "tips" of 1,653 and 526 restricted shares, respectively, under the Company's former stock ownership program.

Overall, the Company offers its executives a compensation program that is market competitive,

closely linked to company performance and designed to strongly align the interests of management with those of shareholders. The changes made to this program in 2002 strengthen this alignment and increase its performance linkage.

The preceding report was issued by the personnel and compensation committee comprised of G. Nelson (Chairman), J. Dasburg, J. Dolan, K. Duberstein, P. Grieve, W. Kling and G. Sprenger.

March 15, 2002

The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company, Mr. Fishman, who was elected Chairman, Chief Executive Officer and President on October 10, 2001, Mr. Leatherdale, who served as Chairman, Chief Executive Officer and President until Mr. Fishman's election, and the four other most highly compensated executive officers of the Company for 2001 ("Named Executives").

SUMMARY COMPENSATION TABLE

Long-Term Compensation
Awards
		Annual Compensation									Payouts
Securities Underlying Options/ SARs (#)
Restricted Stock Award(s) ($)(3)
Name and Principal Position	Year	Salary ($)		Bonus ($)(1)		Other Annual Compensation ($)(2)					Long-Term Incentive Plan Payouts ($)(4)	All Other Compensation ($)(5)
J.S. Fishman Chairman, Chief Executive Officer and President	2001 2000 1999		$203,846 — —		$0 — —		$236,482 — —		$6,819,350 — —	1,500,000 — —	— — —		$2,508,307 — —
J.F. Duffy Chairman, St. Paul Reinsurance	2001 2000 1999	$ $ $	556,923 464,538 438,462	$ $ $	0 147,420 250,000		— — —	$ $ $	0 63,979 37,342	50,494 51,471 40,000	$ — — 191,153	$ $ $	22,277 34,522 43,932
J.A. MacColl Executive Vice President and General Counsel	2001 2000 1999	$ $ $	456,637 400,000 393,100	$ $ $	0 300,000 285,000		— —	$ $ $	0 75,988 754,688	72,502 71,073 130,000	— —	$ $ $	18,265 32,024 56,251
R.J. Lamendola Executive Vice President, Global Specialty Practice	2001 2000 1999	$ $ $	412,500 369,231 342,038	$ $ $	0 200,000 235,000			$ $ $	813,570 0 68,270	75,394 71,004 35,000		$ $ $	16,500 26,854 68,795
K.D. Urness Executive Vice President, Int'l. Insurance Operations	2001 2000 1999	$ $ $	412,277 400,000 313,463	$ $ $	0 250,000 200,000	$ $ $	20,310 23,826 212,042	$ $ $	26,069 43,138 317,882	65,390 70,854 40,000	— —	$ $ $	16,491 28,000 61,127
D.W. Leatherdale Former Chairman, Chief Executive Officer and President	2001 2000 1999	$ $ $	1,082,445 1,010,154 940,385	$ $ $	654,484 1,746,000 2,287,500		— —	$ $ $	580,744 125,102 935,812	477,835 202,902 150,000	— —	$ $ $	39,800 119,199 75,231

(1)
Pursuant to his employment agreement, Mr. Fishman was entitled to a guaranteed bonus of $227,397 for 2001. However, he volunteered to forego that payment in exchange for 12,245 stock options which have a Black-Scholes value equal to that guaranteed bonus. Mr. Leatherdale's bonus for 2001 consisted of $279,484 paid to him under the annual incentive program pursuant to his contractual agreement with the Company, and $375,000 paid in September, 2001, after the sale of Fidelity and Guaranty Life Insurance Company, under the Key Executive Special Incentive Arrangement. Mr. Leatherdale was paid $225,000 under the Key Executive Special Incentive Arrangement and $1,521,000 under the annual incentive plan in year 2001 for performance in 2000, and he was paid $825,000 under the Key Executive Special Incentive Arrangement and $1,462,500 under the annual incentive plan in the year 2000 for performance in 1999.

(2)
Included in Mr. Fishman's "Other Annual Compensation" is $92,467 paid by the Company on Mr. Fishman's behalf for legal services provided to him in connection with the drafting and negotiation of his employment contract with the Company. Also included is $103,576 representing tax reimbursements to Mr. Fishman for tax he paid on imputed income for those legal services and for certain travel and lodging expenses paid on his behalf by the Company. Amounts shown for 2000 and 1999 represent tax reimbursements to Mr. Urness for his international assignment ($23,826 and $123,291, respectively). In 2001, the Company received a tax equalization settlement credit for

  Mr. Urness in the amount of $144,285. Mr. Urness was also reimbursed housing costs incurred while working overseas in the amount of $164,595 for 2001 and $88,751 for 1999. The $20,310 paid to Mr. Urness for 2001 is the difference between the two 2001 amounts.

(3)
As of December 31, 2001, Messrs. Fishman, MacColl, Lamendola, Urness and Leatherdale held 145,000, 8,500, 16,653, 526 and 21,718 restricted shares of Company common stock, respectively, having market values on that date of $6,375,650, $373,745, $732,232, $23,128 and $954,940, respectively. Mr. Fishman's restricted shares were awarded to him on October 10, 2001 as part of his recruitment and hiring package to partially replace his unvested benefits from his previous employer. Twenty-two percent of those shares vested on 1/1/2002, 26% vested on 2/1/2002, 41% will vest on 11/1/2002 and 11% will vest on 1/1/2003. Mr. MacColl's restricted shares were granted in 1999, and 8,500 will vest on May 3, 2002, upon the condition that he continues to be employed by the Company. Mr. Lamendola received his grant of 15,000 shares of restricted stock in February 2001. Under the terms of that award, 6,000 shares will vest in February 2003 and 9,000 will vest in February 2004, upon the condition that he continues to be employed by the Company. His grant of 1,653 restricted shares was received as a "tip" under the Company's former stock ownership program, and they vest in August 2002. Mr. Urness' restricted shares were received in 2001 as a "tip" under the Company's former stock ownership program, and they vested on February 5, 2002. Of Mr. Leatherdale's 1999 grant, 10,000 shares vested in February 2002. His 2001 grant of 11,718 restricted shares was received as a "tip" under the Company's former stock ownership program. Those shares also vested in February 2002. In the event of a Change of Control (defined the same as in the 1994 Stock Incentive Plan previously described) of the Company, restrictions on all such restricted shares will lapse and such shares will be fully vested. Recipients of restricted stock awards are paid compensation equivalent to any dividends paid on the shares.

(4)
The amount shown for Mr. Duffy was earned under the St. Paul Re Long-Term Incentive Plan based on St. Paul Re company performance over a rolling three-year period consisting of plan years 1996 through 1998 and a one-year curing period, ending December 31, 1999.

(5)
Amounts shown in this column for the year ending December 31, 2001, consist of the following:

  Mr. Fishman received a payment of $2,500,000 in October, 2001 as part of his recruitment and hiring package to replace his unvested benefits from his previous employer.

  Stock Ownership Plan contributions (in the form of Series B convertible preferred stock and cash, under the Stock Ownership Plan and Benefit Equalization Plan, respectively) were made for 2001 in the following amounts for each executive officer: Mr. Fishman, $8,307; Mr. Duffy, $22,277; Mr. MacColl, $18,265; Mr. Lamendola, $16,500; Mr. Urness, $16,491; and Mr. Leatherdale $39,800.

  Under the Company's Executive Post-Retirement Life Insurance Plan, no insurance premiums were paid in 2001 for the named executives. The Company paid annual premiums in 1999 of $19,151 and $32,217, respectively, for Messrs. MacColl and Lamendola for a split dollar life insurance policy. Cash bonuses were also paid to Messrs. MacColl and Lamendola in 1999 in amounts equal to the portion of the annual plan premium paid by them ($4,257 and $5,699, respectively). The policies were purchased pursuant to a plan originally established by USF&G Corporation and were terminated in 2000.

  In 1999, Mr. Urness was given a relocation allowance per the provisions of the Company's international assignment policy.

The following two tables summarize option and stock appreciation rights (SARs) grants and exercises during 2001 to or by the Named Executives and the value of the options and SARs held by such persons at December 31, 2001.

OPTION AND SAR GRANTS IN 2001

Individual Grants
Name	Securities Underlying Options/SARs Granted (Number)		% of Total Options/SARs Granted to Employees in 2001	Exercise or Base Price ($/Share)	Expiration Date	Grant Date Present Value ($)
J.S. Fishman	1,500,000	(1)	20.7%	$45.67	10/09/2011	$29,763,600	(5)
J.F. Duffy	50,494	(2)	.7%	$48.39	02/05/2011	$1,065,959	(6)
J.A. MacColl	72,502	(2)	1.0%	$48.39	02/05/2011	$1,530,561	(6)
R.J. Lamendola	65,394	(2)	.9%	$48.39	02/05/2011	$1,380,507	(6)
	10,000	(3)	.1%	$42.45	08/06/2011	$183,991	(7)
K.D. Urness	65,390	(2)	.9%	$48.39	02/05/2011	$1,380,422	(6)
D.W. Leatherdale	227,835	(2)	3.2%	$48.39	02/05/2011	$4,809,734	(6)
	250,000	(4)	3.4%	$44.35	10/05/2011	$4,310,000	(8)

(1)
Options were granted October 10, 2001 and will vest in 25% increments on each of the first four anniversaries of the date of grant. All options will become immediately vested and exercisable in full upon a Change of Control (defined in the 1994 Stock Incentive Plan as previously described) or upon termination of Mr. Fishman's employment by the Company without cause or by Mr. Fishman for good reason.

(2)
Options were granted February 6, 2001 and will vest in 25% increments on each of the first four anniversaries of the date of grant. All options will become immediately vested and exercisable in full upon a Change of Control (defined in the 1994 Stock Incentive Plan as previously described) or upon termination of employment by the Company without cause or by the employee for good reason pursuant to the Senior Executive Severance Policy described below.

(3)
Options were granted August 7, 2001 and will vest in 25% increments on each of the first four anniversaries of the date of grant. All options will become immediately vested and exercisable in full upon a Change of Control (defined in the 1994 Stock Incentive Plan as previously described) or upon termination of employment by the Company without cause or by the employee for good reason pursuant to the Senior Executive Severance Policy described below.

(4)
All of Mr. Leatherdale's options granted on October 6, 2001 will fully vest May 30, 2003. All options will become immediately vested and exercisable in full upon a Change of Control (defined in the 1994 Stock Incentive Plan as previously described) or upon termination of Mr. Leatherdale's arrangement by the Company without cause or by Mr. Leatherdale for good reason.

(5)
The options granted on October 10, 2001 were valued at the grant date using the Black-Scholes option-pricing model with the following assumptions: expected volatility of 45.6%, dividend yield of 3.0%; risk-free rate of return of 4.50%; and the maximum exercise period at the time of grant which was 10 years.

(6)
The options granted on February 6, 2001 were valued at the grant date using the Black-Scholes option-pricing model with the following assumptions: expected volatility of 46.5%; dividend yield of 3.0%; risk-free rate of return of 5.16%; and the maximum exercise period at the time of grant which was 10 years.

(7)
The options granted on August 7, 2001 were valued at the grant date using the Black-Scholes option-pricing model with the following assumptions: expected volatility of 46.7%; dividend yield of 3.0%; risk-free rate of return of 5.08%; and the maximum exercise period at the time of grant which was 10 years.

(8)
The options granted on October 6, 2001 were valued at the grant date using the Black-Scholes option-pricing model with the following assumptions: expected volatility of 45.6%; dividend yield of 3.0%; risk-free rate of return of 4.51%; and the maximum exercise period at the time of grant which was 10 years.

AGGREGATED OPTION AND SAR EXERCISES IN 2001 AND
12-31-01 YEAR-END OPTION/SAR VALUES(1)

Name	Shares Acquired on Exercise (#)	Value Realized ($)		Number of Securities Underlying Unexercised Options/ SARs at 12/31/01 (#) Exercisable(ex)/ Unexercisable(unex)		Value of Unexercised In-the-Money Options and SARs at 12/31/01 ($) Exercisable(ex)/ Unexercisable(unex)
J.S. Fishman	0	0		0 1,500,000	(ex) (unex)	$ $	0 0	(ex) (unex)
J.F. Duffy	0	0		226,282 109,097	(ex) (unex)	$ $	2,810,376 852,723	(ex) (unex)
J.A. MacColl	0	0		93,661 190,806	(ex) (unex)	$ $	1,091,147, 1,685,603	(ex) (unex)
R.J. Lamendola	0	0		56,181 146,147	(ex) (unex)	$ $	549,988 1,046,793	(ex) (unex)
K.D. Urness	18,100	$371,503	(2)	130,350 138,530	(ex) (unex)	$ $	1,818,182 1,065,800	(ex) (unex)
D.W. Leatherdale	178,120	$4,066,249	(3)	892,450 705,011	(ex) (unex)	$ $	11,822,415 3,686,395	(ex) (unex)

(1)
No SARs were outstanding as of December 31, 2001.

(2)
Pursuant to the terms of the 1994 Stock Incentive Plan, the Company cancelled 18,100 of Mr. Urness' options in return for a cash payment equal to the difference between (i) the fair market value of the shares of common stock subject to the option on the cancellation date and (ii) the aggregate exercise price of the options.

(3)
Pursuant to the terms of the 1994 Stock Incentive Plan, the Company cancelled 110,000 of Mr. Leatherdale's options in return for a cash payment equal to the difference between (i) the fair market value of the shares of common stock subject to the option on the cancellation date and (ii) the total exercise price of the options.

The following table shows estimated annual benefits payable upon retirement at age 65 under the Company's qualified and nonqualified pension plans using the traditional formula.

PENSION TABLE

	Years of Service
Remuneration	15	20	25	30	35
$150,000	40,500	54,000	67,500	81,000	81,000
$200,000	54,000	72,000	90,000	108,000	108,000
$300,000	81,000	108,000	135,000	162,000	162,000
$400,000	108,000	144,000	180,000	216,000	216,000
$500,000	135,000	180,000	225,000	270,000	270,000
$1,000,000	270,000	360,000	450,000	540,000	540,000
$2,000,000	540,000	720,000	900,000	1,080,000	1,080,000
$3,000,000	810,000	1,080,000	1,350,000	1,620,000	1,620,000
$4,000,000	1,080,000	1,440,000	1,800,000	2,160,000	2,160,000

All of the Named Executives participate in the Company's pension plans. The amount of their remuneration which is covered by the qualified plan is the amount set forth in the salary and bonus columns of the Summary Compensation Table up to the qualified plan compensation limit. Remuneration exceeding that limit is covered under the Company's nonqualified pension plan.

Effective January 1, 2001, the pension plan was amended to provide a cash balance benefit formula. This formula applies to all employees hired on or after January 1, 2001. Employees hired prior to January 1, 2001, were given a one-time choice in the year 2000 of remaining under the prior defined benefit formula ("the traditional formula") or converting to the cash balance formula.

Mr. Fishman was hired after January 1, 2001, and will have his benefit determined under the cash balance formula. Messrs. Duffy, Lamendola, Urness and Leatherdale chose to remain under the traditional formula. Mr. MacColl chose to have his benefit calculated under the cash balance formula. Retirement benefits for Messrs. Duffy, Lamendola, MacColl, Urness and Leatherdale are fully vested.

Benefits are calculated under the traditional formula on the basis of a life annuity and are subject to integration with Social Security. Certain highly compensated Company employees, including Mr. Leatherdale, may be entitled to slightly increased benefits under the plans, based on a formula of 55% of final average compensation prorated over 30 years, without any integration with Social Security. Based on those calculations, Mr. Leatherdale may be entitled to an increased benefit amount of approximately 1% more than benefits represented in the Pension Table. This differing payment is the result of his pension benefits being grandfathered under a pension formula that was in place prior to 1989. The formula was changed in 1989 to comply with Internal Revenue Code requirements. The current number of credited years of service for the officers accruing benefits under the traditional formula is as follows: Mr. Duffy-20, Mr. Lamendola-10, Mr. Urness-31 and Mr. Leatherdale-30.

The cash balance benefit is expressed in the form of a hypothetical account balance. Benefit credits accrue annually at a rate between 6% and 10%, and this rate increases with age and service. Interest credits are applied quarterly to the prior quarter's balance; these interest credits are based on the yield on 10-year Treasury bonds. Although the normal form of benefit is an annuity, the hypothetical account balance is also payable as a single lump sum.

The estimated annual benefit provided in total by the cash balance formula described above, expressed in the form of a single life annuity, is as follows:

Executive	Complete Years of Service Through 2001	Estimated Annual Benefit Payable at Age 65
Mr. Fishman	0	$456,281
Mr. MacColl	13	$161,411

These estimates are based on the following assumptions:

  •
  The benefit is determined as of age 65 and assumes employment until such age.

  •
  Pay is assumed to remain at 2001 levels.

  •
  The average interest-crediting rate for the cash balance plan for 2001 (5.22%) remains constant.

  •
  The interest rate used to convert hypothetical account balances to annual annuities in 2001 (5.83%) remains constant.

Amended and Restated Special (Change of Control) Severance Policy

Under the Company's Amended and Restated Special Severance Policy ("Policy"), severance benefits would be provided to eligible employees of the Company, including all of the Named Executives, in the event their employment terminates under certain conditions within two years following a Change of Control. "Change of Control" is generally defined as any one of the following (i) members of the Board of Directors on February 1, 1999 (the "Incumbent Board") cease to constitute a majority thereof, provided that persons subsequently becoming directors with the approval of directors constituting at least two-thirds of the Incumbent Board will be considered as members of the Incumbent Board (subject to certain exceptions relating to actual or threatened election contests or solicitation of proxies or consents), or (ii) any person as defined in the Exchange Act, other than the Company, a Company subsidiary or an underwriter temporarily holding securities pursuant to an offering of such securities, is or becomes the beneficial owner of 30% or more of the Company's voting securities, or (iii) the consummation of a merger or consolidation or similar transaction involving the Company, or the sale of all or substantially all of the Company's assets to an unaffiliated entity, unless immediately after such corporate transaction or sale, more than 60% of the voting securities of the corporation resulting from such corporate transaction or sale (or if applicable, the ultimate parent corporation) is represented by voting securities of the Company that were outstanding immediately prior to such corporate transaction or sale (or by shares into which such Company voting securities were converted), provided that certain conditions are satisfied, or (iv) the Company's shareholders approve a plan of complete liquidation or dissolution of the Company. If the employment of any Named Executive is terminated within two years after a Change of Control by the employer other than for Cause, or by the employee for Good Reason, or if the employment of the Named Executive terminates for any reason during the 30-day period commencing on the anniversary of the Change of Control, the Named Executive would become entitled to certain benefits.

Under the Policy the term "Cause" is generally defined as willfully engaging in illegal conduct, gross misconduct that is materially injurious to the employer or willful and continued failure to perform employment duties after a written demand. "Good Reason" is defined to include such situations as a change in duties or responsibilities that is inconsistent in any materially adverse respect with the Named Executive's positions, duties, responsibilities or status prior to the Change of Control, a materially adverse change in the Named Executive's titles and offices (including, if applicable, membership on the Board of Directors) as in effect immediately prior to the Change of Control, a reduction in the Named Executive's rate of base salary or annual target bonus opportunity, job relocations of a certain type and failure to maintain benefits that are substantially the same as are in effect when the Change of Control occurs.

The following is a summary of the severance benefits provided to Named Executives under the Policy:

        1.    A Named Executive will receive a lump sum severance payment equal to three times the sum of (i) the highest annual base salary rate payable to the Named Executive during the 12-month period immediately prior to termination and (ii) the Named Executive's target bonus for the year of termination.

        2.    Participation will be continued for three years in those medical, dental, disability and life insurance programs in which the Named Executive participated on the date employment terminated.

        3.    Outplacement assistance will be provided which is no less favorable than under the terms of the outplacement assistance plan applicable to the

Named Executive at the time of the Change of Control, unless the Named Executive elects to receive a lump cash payment in lieu thereof.

        4.    If the payments to the Named Executives would be subject to the excise tax on "excess parachute payments" imposed by Section 4999 of the Code, the Company will reimburse the Named Executive for the amount of such excise tax (and the income and excise taxes on such reimbursement).

The Policy is subject to amendment or termination at any time prior to a Change of Control unless the amendment or termination is approved within 12 months of the Change of Control and would adversely affect the rights (or potential rights) of the Named Executive. After a Change of Control, no amendment or termination of the Policy may adversely affect the rights (or potential rights) of the Named Executive with respect to such a Change of Control.

Senior Executive Severance Policy

The Company's Senior Executive Severance Policy (the "Severance Policy") will provide to executive officers designated by the personnel & compensation committee (including all of the Named Executives except Messrs. Fishman and Leatherdale) benefits equal to twice the sum of the executive's annual base salary and target bonus on the date of employment termination. In addition, coverage under the Company's medical and dental plans will continue for two years after termination and unvested stock options and restricted shares (other than those granted within one year of the termination date) would immediately vest. These benefits become payable only if a participant's employment is terminated by the Company without "cause" or by the participant for "good reason," as both terms are generally defined under the Amended and Restated Special Severance Policy. This Severance Policy may be amended or terminated at any time.

Employment Contracts

Jay Fishman—Mr. Fishman has an employment agreement with the Company for a five-year term that began October 10, 2001. The agreement provides that Mr. Fishman will serve as Chairman of the Board and Chief Executive Officer of the Company for a base annual salary of at least $1,000,000 and participation in the Company's annual incentive bonus plan. His agreement provides for a minimum bonus of $1,000,000 for 2002, payable in 2003, and for 2003 and thereafter, a target bonus of 100% of annual salary. Mr. Fishman received an initial grant of 1,500,000 stock options and will receive additional option grants in 2003 and each year thereafter, all such options vesting in 25% increments on the first four anniversaries of the date of grant. Mr. Fishman also received 145,000 shares of restricted stock and a payment of $2,500,000 to replace his unvested benefits from his previous employer. He also is entitled to the benefits provided to other senior executives of the Company. For security purposes, Mr. Fishman is required to use the Company aircraft for all business and personal travel.

If Mr. Fishman's employment is terminated by the Company without "cause" or he resigns for "good reason" (each as defined in the agreement), he will receive a payment equal to three times the sum of his base salary and the greater of his target bonus or his bonus for the preceding year, up to three years of medical and dental coverage and immediate vesting of all stock options and restricted stock. In addition, all outstanding options will remain exercisable for the lesser of five years or the remainder of their term. In the event of a Change of Control, Mr. Fishman will be entitled to the benefits described above under the Company's Amended and Restated Special Severance Policy, if his employment is terminated under circumstances described in that Policy. In the event Mr. Fishman is subject to excise tax on any payments to him under the agreement, the Company will make a gross-up payment to compensate him for such tax liability. Mr. Fishman is subject to certain confidentiality, non-compete and non-solicitation provisions under the agreement.

Douglas Leatherdale—Mr. Leatherdale has an agreement with the Company for the period from September 1, 2001 through May 31, 2003. The contract provides for a base annual payment of $1,117,935 for the first year, and, for the remainder of the term after September 1, 2002, a payment of $880,374. Beginning October 10, 2001, Mr. Leatherdale is entitled to an annualized bonus payment equal to the greater of (i) his target bonus of 100% of his base salary, or (ii) a percentage of his target bonus equal to the average payment percentage relative to target of the Company's four most highly compensated executives, subject to a maximum of 150% of base salary. Mr. Leatherdale received a special grant of 250,000 stock options on October 6, 2001, which, except in the event of certain limited circumstances, will vest on May 31, 2003. Mr. Leatherdale also is entitled to certain office space and secretarial support, life insurance and other benefits.

If Mr. Leatherdale's arrangement is terminated by the Company without "cause" or he resigns for "good reason" (each as defined in the agreement), he will receive all payments and benefits provided under the agreement. In the event of a Change of Control, if Mr. Leatherdale's arrangement is terminated without "cause" or he terminates the arrangement for "good reason," each as defined in the Company's Amended and Restated Special Severance Policy, he will be entitled to the greater of the benefits provided by the Policy or the amount he would have earned under the agreement through May 31, 2003. In the event Mr. Leatherdale is subject to excise tax on any payments to him under the agreement, the Company will make a gross-up payment to compensate him for such tax liability. The agreement also provides that, beginning on June 1, 2003, Mr. Leatherdale will serve the Company as a part-time consultant for ten years. During that time, the Company will pay Mr. Leatherdale a consulting fee of $140,000 per year.

The following graph shows a five-year comparison of cumulative total return for the Company's common stock and the common stock of companies included in the S&P 500 Index and the S&P Property-Casualty Index, which the Company believes is the most appropriate comparative index.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
THE ST. PAUL COMPANIES, INC.
S&P 500 INDEX AND S&P PROPERTY/CASUALTY INDEX

Assumes $100 invested on December 31, 1996.

Companies in the S&P Property-Casualty Index are the following: The St. Paul Companies, Inc., Safeco Corporation, MGIC Investment Corp., The Chubb Corporation, Cincinnati Financial Corporation, Progressive Corp., Allstate Corporation, MBIA, Inc., and XL Capital, Ltd.

Returns of each of the companies included in this index have been weighted according to their respective market capitalizations.

INDEBTEDNESS OF MANAGEMENT

Messrs. Duffy, Lamendola and Leatherdale, and the following executive officers: Bruce Backberg and David Nachbar, as participants in the Company's recently terminated Special Leveraged Stock Purchase Program, obtained loans from the Company in order to purchase Company common stock in the open market ("Purchase Loans"). The Purchase Loans are secured by a pledge of the Company common stock purchased with the loan proceeds (the "Purchased Stock"). The Purchase Loans accrue interest at the Applicable Federal Rate for loans of such maturity (3.93% in December 2001) beginning on the date the Purchase Loan is taken out, and unpaid interest is compounded annually. Accrued but unpaid interest on each Purchase Loan is added to the principal balances of the Purchase Loan. For loans taken out prior to May 1999, 50% of the principal balance of each Purchase Loan will be payable May 7, 2002, though the participant may prepay at any time. Those Purchase Loans will be due and payable May 7, 2003. For loans taken out in May 1999 and later, 100% of the principal balance of each Purchase Loan will be payable five years from each original loan date, though the participant may prepay at any time. The payment of a Purchase Loan will be accelerated if a participant's service is terminated because of resignation or involuntary termination for cause. In those instances, the Purchase Loan must be paid within 30 days following such event. If a participant's termination of service is due to retirement, death, disability, a Change of Control (as defined in the program), or related to a reduction in force, the Purchase Loan must be repaid over a two-year period following such event. The Purchased Stock will be pledged to secure the Purchase Loan, but the participant will be permitted at any time to sell the Purchased Stock so pledged, provided that the proceeds from such sale are applied against the outstanding balance of the Purchase Loan. Maximum amounts outstanding during 2001 and the amounts outstanding on December 31, 2001 for each of the following were: Mr. Duffy ($1,256,330); Mr. Lamendola ($1,139,918); Mr. Leatherdale ($3,810,250); Mr. Backberg ($233,992); and Mr. Nachbar ($1,142,879). No additional loans will be made under this program.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 14, 2002 (except as set forth below) regarding the beneficial ownership of capital stock of the Company by each person known to own 5% or more of the outstanding shares of each class of the Company's capital stock, each director and director nominee of the Company, each of the executive officers of the Company included in the Summary Compensation Table, and all directors, director nominees and executive officers of the Company as a group. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the capital stock owned by them.

Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock		Percent of Class of Common Stock	Percent of Class of Series B Convertible Preferred Stock(6)
Massachusetts Financial Services Company 500 Boylston Street Boston, MA 02116	14,374,857	(1)	6.9%
Fidelity Management Trust Company 82 Devonshire Street Boston, MA 02109	**	(2)	** (2)	100	(2)
Capital Research and Management Company 333 South Hope Street Los Angeles, California 90071	11,250,000(3)		5.4%
Wellington Management Company, LLP 75 State Street Boston, MA 02109	10,478,375(4)		5.04%
J.S. Fishman	69,600(5)		*	*
J.F. Duffy	350,334(5)		*	*
J.A. MacColl	161,857(5)		*	*
R.J. Lamendola	135,964(5)		*	*
K.D. Urness	215,408(5)		*	*
D.W. Leatherdale	1,449,140(5)		*	*
H.F. Baldwin	23,310(5)		*	*
C.H. Byrd	0(5)		*	*
J.H. Dasburg	67,310(5)		*	*
J.M. Dolan	0(5)		*	*
K.M. Duberstein	15,068(5)		*	*
L.G. Graev	0(5)
P.M. Grieve	102,302(5)		*	*
T.R. Hodgson	17,500(5)		*	*
D.G. John	15,500(5)		*	*
W.H. Kling	28,156(5)		*	*

B.K. MacLaury	27,705(5)	*	*
G.D. Nelson, M.D.	105,329(5)	*	*
G.M. Sprenger	18,310(5)	*	*
All Directors, Director Nominees and Executive Officers as a Group (32 Persons)	3,441,563(5)	1.65%	0

*
Indicates ownership of less than 1% of the Company's outstanding common stock.

**
Indicates ownership of less than 5% of the Company's outstanding common stock.

(1)
This figure, as of December 31, 2001, was reported in a Schedule 13G filed with the Securities and Exchange Commission. With respect to those shares, Massachusetts Financial Services Company had sole power to direct the vote of 14,263,388 shares and sole power to direct the disposition of 14,374,857 shares.

(2)
Fidelity Management Trust Company owns less than 5% of the outstanding shares of the Company's common stock. As trustee under the St. Paul Companies, Inc. Stock Ownership Plan, Fidelity Management Trust Company holds 100% of the 763,124 outstanding shares of Series B convertible preferred stock as of March 14, 2002.

(3)
In a Schedule 13G filed with the SEC, Capital Research and Management Company ("Capital"), an investment advisor, disclosed that Capital, as of December 31, 2001, directly or indirectly, had sole power to direct the vote of 0 shares, shared power to direct the vote of 0 shares, sole power to direct the disposition of 0 shares, and shared power to direct the disposition of 11,250,000 shares.

(4)
In a Schedule 13G filed with the SEC, Wellington Management Company, LLP ("Wellington"), an investment advisor and parent holding company, together with certain entities that Wellington controls, directly or indirectly, has disclosed that Wellington, as of December 31, 2001, directly or indirectly, had sole power to direct the vote of 0 shares, shared power to direct the vote of 8,292,525 shares, sole power to direct the disposition of 0 shares, and shared power to direct the disposition of 10,478,375 shares.

(5)
Under the Company's stock option plan, the Named Executives and directors have the right to acquire beneficial ownership of the following number of shares within 60 calendar days; Mr. Duffy 261,774; Mr. MacColl 137,055; Mr. Lamendola 99,031; Mr. Urness 174,412; Mr. Leatherdale 975,235; Messrs. Grieve, Kling, MacLaury and Nelson 23,500 each; Mr. Dasburg 19,500; Mr. Sprenger 17,500; Mr. John 15,500; Mr. Hodgson 13,500; Messrs. Baldwin and Duberstein 12,192 each; and all directors, director nominees and executive officers as a group 2,330,707. These shares are included in the totals shown for each individual and the group of all directors, director nominees and executive officers.

  The following number of restricted shares are held by the Company under its stock incentive plan and non-employee director stock retainer plan, for the Named Executives and directors: Mr. Fishman 75,400; Mr. MacColl 8,500; Mr. Lamendola 16,653; Mr. Urness 533; Mr. Leatherdale 12,575; Messrs. Dasburg, Grieve, Kling, Nelson and Sprenger 2,428 each; Mr. Hodgson 1,836; and Messrs. Baldwin and Duberstein 1,250 each. The number of shares of restricted stock held by all directors and executive officers as a group is 240,775. Those directors and executive officers have sole voting power and no investment power with respect to those shares. These shares are included in the totals shown for each individual and the group of all directors, director nominees and executive officers.

  Under the Company's Stock Ownership Plan, the following number of shares of common stock have been allocated to the Employee Stock Ownership Plan (ESOP) accounts of the following Named Executives: Mr. Duffy 5,231; Mr. Urness 5,712; Mr. Leatherdale 8,089; and all executive officers as a group 44,542. These shares are included in the totals shown for each Named Executive and for all executive officers as a group. Employees (including executive officers) have sole voting power and no investment power over shares allocated to their ESOP accounts, except that participants may, for a period of six years following the year in which the participant attains age 55, elect to diversify a portion of their ESOP account into investments offered through the Stock Ownership Plan or otherwise. These shares are included in the totals shown for each individual and the group of all directors, director nominees and executive officers.

  Under the Company's Directors' Deferred Compensation Plan, participating non-employee directors are eligible to defer directors' fees to, among others, a Company common stock equivalent account. Directors electing common stock equivalents have their deferred accounts credited with the number of common shares of the Company that could have been purchased with the fees on the date they were deferred. This is a "phantom" arrangement and no common shares are actually purchased or held for any director's account. However, dividends on phantom shares are credited to participating directors' accounts, and the value of a participating director's common stock account fluctuates with changes in the market value of the Company's common stock. The following directors had the following number of phantom shares of common stock allocated to their deferred compensation accounts: Mr. Baldwin 944 shares; Ms. Byrd 124 shares; Mr. Dasburg 1,765 shares; Mr. Duberstein 2,938 shares; Mr. Grieve 31,008 shares; Mr. Hodgson 406 shares; Mr. Nelson 3,696 shares; and Mr. Sprenger 374 shares. These phantom shares are not included in the totals shown above.

  Under the Company's Directors' Deferred Stock Plan, participating non-employee directors will receive an annual credit of $25,000 that will be deemed invested, on the business day immediately following the annual meeting of shareholders, in the Company's common stock based on the closing price of common stock on the date credited. In addition, all non-employee directors serving on February 5, 2001, other than Messrs. Baldwin and MacLaury, elected to transfer the value of their benefits under the Directors' Retirement Plan to the Deferred Stock Plan, effective May 1, 2001. Dividends on the accumulated shares will be deemed reinvested in additional shares. This is a "phantom" arrangement, and no common shares are actually held for any director's account. Upon a director's cessation of service, the accumulated shares in that director's account will be distributed in the form of shares of the Company's common stock. The following directors had the following number of phantom shares of common stock allocated to their Deferred Stock Plan accounts: Ms. Byrd 566 shares; Mr. Dasburg 22,290 shares; Ms. Dolan 566 shares; Mr. Duberstein 10,139 shares; Mr. Grieve 38,554 shares; Mr. Hodgson 12,502 shares; Mr. John 15,499 shares; Mr. Kling 31,840 shares; Mr. Nelson 26,502 shares; and Mr. Sprenger 19,015 shares. These phantom shares are not included in the totals shown above.

(6)
Under the Company's Stock Ownership Plan, the following number of Series B convertible preferred shares have been allocated to the Preferred Stock Fund accounts of the following Named Executives: Mr. Duffy 296 shares; Mr. MacColl 109 shares; Mr. Lamendola 109 shares; Mr. Urness 342 shares; Mr. Leatherdale 316 shares; and all executive officers as a group 3,531 shares. Each share of Series B preferred stock is convertible into and votes as if it were eight shares of the Company's common stock. These shares, as if converted to common stock, are included in the totals shown for each Named Executive and for all executive officers as a group. Employees (including executive officers) have sole voting power and no investment power over shares allocated to their Preferred Stock accounts, except that a participant may, for a period of six years following the year in which the participant attains age 55, elect to diversify a portion of their Preferred Stock account into investments offered through the Stock Ownership Plan or otherwise. All Series B convertible preferred shares are held in trust with Fidelity Management Trust Company serving as Trustee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires executive officers and directors, and persons who beneficially own more than 10% of the Company's common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the New York Stock Exchange. Executive officers, directors and beneficial owners with more than 10% of the Company's common stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the Company's review of copies of such reports and written representations from the Company's executive officers and directors, the Company believes that its executive officers and directors complied with all Section 16(a) filing requirements during 2001.

Shareholder Proposals for 2003 Annual Meeting

If any shareholder wishes to propose a matter for consideration at the Company's Annual Meeting of Shareholders scheduled to be held on May 6, 2003, the proposal should be mailed by certified mail-return receipt requested to the Company's Corporate Secretary, 385 Washington Street, St. Paul, MN 55102. To be eligible under the Securities and Exchange Commission's shareholder proposal rule (Rule 14a-8) for inclusion in the Company's 2003 Annual Meeting Proxy Statement and form of proxy to be mailed in March of 2003, a proposal must be received by the Company's Corporate Secretary on or before December 1, 2002.

For a shareholder proposal submitted outside of the process provided by Rule 14a-8, to be eligible for consideration at the Company's 2003 Annual Meeting, notice must be received by the Company's corporate secretary by March 7, 2003. Any such notice must include as to each matter such shareholder proposes to bring before the 2003 Annual Meeting (i) a brief description of the business desired to be brought before the 2003 Annual Meeting and the reasons for conducting such business at the 2003 Annual Meeting; (ii) the name and address, as they appear on the Company's share register, of the shareholder proposing such business; (iii) the class and number of shares of the Company's common stock that are beneficially owned by such shareholder, and (iv) any material interest of such shareholder in such business.

Other Business

The Board of Directors does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

Bruce A. Backberg Corporate Secretary By Authority of the Board of Directors	St. Paul, Minnesota March 20, 2002

A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2001, including financial statements and schedules thereto, filed with the Securities and Exchange Commission, is available without charge to shareholders upon written request addressed to:

                Bruce A. Backberg
                Corporate Secretary
                The St. Paul Companies, Inc.
                385 Washington Street
                St. Paul, MN 55102

THE ST. PAUL COMPANIES, INC.

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 7, 2002
2:00 p.m.

THE ST. PAUL COMPANIES, INC.
Corporate Headquarters
385 Washington Street
St. Paul, Minnesota 55102

The St. Paul Companies, Inc. 385 Washington Street, St. Paul, Minnesota 55102	proxy form

The undersigned appoints JAY S. FISHMAN and BRUCE A. BACKBERG, and each of them, as Proxies, each with the power to appoint his substitute, to represent and vote, as designated below, all shares of the undersigned at the 2002 Annual Meeting of Shareholders of The St. Paul Companies, Inc. to be held at The St. Paul Companies, Inc. Corporate Headquarters, 385 Washington Street, St. Paul, Minnesota, at 2:00 p.m., Central Daylight Time, on Tuesday, May 7, 2002, and at any postponement or adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE ST. PAUL COMPANIES, INC.

(In addition to the shares held in the name of the shareholder(s), the number of shares shown on the reverse side hereof will include any shares purchased for the shareholder(s) in St. Paul's Dividend Reinvestment Plan and held by Wells Fargo, N. A. under the Plan.)

See reverse side for voting instructions

[COMPANY # ] [CONTROL # ]

There are three ways to vote your Proxy.

Your telephone vote or Internet vote authorizes Jay S. Fishman and Bruce A. Backberg to vote your shares in the same manner as if you marked, signed and returned your proxy form.

VOTE BY PHONE — TOLL FREE — 1-800-240-6326 — QUICK *** EASY *** IMMEDIATE

•
Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week until 11:00 a.m. (CST) on May 6, 2002.
•
You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number, which are located above.
•
Follow the simple instructions provided.

VOTE BY INTERNET — http://www.eproxy.com/spc/ — QUICK *** EASY *** IMMEDIATE

•
Use the Internet to vote your proxy 24 hours a day, 7 days a week until 12 noon (CST) on May 6, 2002.
•
You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number, which are located above, to obtain your records and create an electronic ballot.

VOTE BY MAIL

•
Mark, sign, and date your proxy form and return it in the postage-paid envelope provided; or
•
Return it to The St. Paul Companies, Inc., c/o Shareowner Services, Wells Fargo Minnesota, N.A., P.O. Box 64873, St. Paul, Minnesota 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Form.
- Please detach here -

The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4.

1.	Election of Directors: 01 H. Furlong Baldwin 02 Carolyn H. Byrd 03 John H. Dasburg 04 Janet M. Dolan 05 Kenneth M. Duberstein	06 Jay S. Fishman 07 Lawrence G. Graev 08 Pierson M. Grieve 09 Thomas R. Hodgson 10 David G. John	11 William H. Kling 12 John A. MacColl 13 Bruce K. MacLaury 14 Glen D. Nelson, M.D. 15 Gordon M. Sprenger	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To act on the proposal to ratify the selection of KPMG LLP as the independent auditors of the Company (the "Auditor Proposal").	☐	For	☐	Against	☐	Abstain
3.	To act on the proposal to approve the Company's Senior Executive Performance Plan (the "Performance Plan Proposal").	☐	For	☐	Against	☐	Abstain
4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.	☐	For	☐	Against	☐	Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
Address Change? Mark Box ☐ Indicate changes below
Date

Signature(s) in Box
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. A corporation should provide the full corporate name and title of authorized officer signing the proxy.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT THE ST. PAUL COMPANIES, INC. 385 WASHINGTON STREET, ST. PAUL, MN 55102
ELECTION OF DIRECTORS
AUDIT COMMITTEE
EXECUTIVE COMMITTEE
FINANCE COMMITTEE
PERSONNEL AND COMPENSATION COMMITTEE
BOARD GOVERNANCE COMMITTEE
AUDITOR PROPOSAL
PERFORMANCE PLAN PROPOSAL
AUDIT COMMITTEE REPORT
EXECUTIVE COMPENSATION
REPORT ON EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION AND SAR GRANTS IN 2001
AGGREGATED OPTION AND SAR EXERCISES IN 2001 AND 12-31-01 YEAR-END OPTION/SAR VALUES(1)
COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN THE ST. PAUL COMPANIES, INC. S&P 500 INDEX AND S&P PROPERTY/CASUALTY INDEX
INDEBTEDNESS OF MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT